Exhibit 10.6

TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Transition, Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) by and between Ocular Therapeutix, Inc. (the “Company”) and Kevin Hanley (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of January 5, 2018 (the “Employment Agreement”), under which Executive currently serves as Senior Vice President,  Technical Operations of the Company;

WHEREAS, the Parties mutually have agreed to establish terms for Executive’s transition and separation from employment with the Company; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement and the consulting agreement attached to this Agreement as Attachment A (the “Consulting Agreement”) shall be the exclusive payments, benefits and rights due Executive, and the Parties acknowledge and agree that Executive is not eligible to receive any of the payments or benefits for which Executive would have been eligible in connection with a termination of employment by the Company without Cause or by Executive for Good Reason pursuant to the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Separation Date; Resignation from Position(s); Transition Period; Post-Employment Consulting Arrangement –

(a) Executive’s effective date of separation from employment with the Company will be December 31, 2019, or such earlier date as may be mutually agreed upon by the Company and Executive  (the “Separation Date”).  Executive hereby resigns, as of the Separation Date, from his position as Senior Vice President, Technical Operations, and from any and all other positions he holds as an officer or employee of the Company, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.  As of the Agreement Effective Date, the Employment Agreement will terminate and be of no further force or effect; provided, however, that Sections 5,  6,  7, 8 and 12 thereof shall, as amended by this Agreement, remain in full force and effect both during the Transition Period (as defined below) and thereafter (the “Surviving Sections”).

(b) The period between the Agreement Effective Date and the Separation Date will be a transition period (the “Transition Period”), during which Executive will continue to perform duties as Senior Vice President, Technical Operations on a full-time basis and use his best efforts to professionally, timely and cooperatively perform such duties, as well as such additional transition duties as may be requested by and at the direction of the Company, including, without limitation, assisting with the transition of his duties and responsibilities to any individual hired by the Company to assume any of Executive’s responsibilities, including any individual hired in the role of Chief Operations Officer or Senior Vice President, Technical Operations (collectively, the “Transition Duties”).  During the Transition Period, Executive will continue to receive his current base salary and to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans).  For the avoidance of doubt, Executive shall remain eligible for a bonus for calendar year 2019, but solely pursuant to the terms of this Agreement and as set forth in Section 2(c) below.

(c) Upon the Separation Date, Executive shall be paid,  in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, including any amounts for accrued unused vacation time to which Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through the Separation Date (together, the “Accrued Obligations”).  As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

(d)  On the date immediately following the Separation Date, the Consulting Agreement between the Company and Executive shall become effective, and Executive shall continue to provide services to the Company as a consultant pursuant thereto.  The parties intend that, during the Consultation Period (as such term is defined in the Consulting Agreement), Executive will provide service to the Company for no more than eight (8) hours per week.

2.

Separation Benefits – Provided Executive (i) signs and returns this Agreement and the Consulting Agreement on or before August 2, 2019, and (ii) signs and returns the Additional Release of Claims attached hereto as Attachment B (the “Additional Release”) on but not before the Separation Date (provided, however, that if the Separation Date is fewer than twenty-one (21) days following the Receipt Date (as defined below), Executive must sign and return the Additional Release no earlier than the Separation Date and no later than the 22nd day after the Receipt Date) and does not revoke the Additional Release, the Company will provide Executive with the following separation benefits in consideration of Executive’s commitments and obligations set forth in this Agreement and the exhibits and attachments hereto (the “Separation Benefits”):

a.

Severance Pay – Commencing on the Company’s first regularly scheduled payroll date that follows the Additional Release Effective Date (as defined in the Additional Release) (the “Payment Commencement Date”) and continuing for twelve (12) months,  Executive will receive salary continuation payments, in accordance with the Company’s regular payroll practices, in an aggregate amount equal to the base salary that Executive would have received had he remained employed with the Company between the Separation Date and the date that is twelve (12) months following the Separation Date and continued to receive his current base salary as in effect as of the Agreement Effective Date,  less all applicable taxes and withholdings (“Salary Continuation”); provided, however, that should the Separation Date occur during the twelve (12) month period following a Corporate Change (as such term was defined in Section 2(d) of the Employment Agreement, and such period, the “Protected Period”), Executive will receive, in lieu of the Salary Continuation, and in one lump sum on the Payment Commencement Date, an amount equal to the base salary that Executive would have received had he remained employed with the Company between the Separation Date and the date that is eighteen (18) months following the Separation Date and continued to receive his current base salary as in effect as of the Agreement Effective Date, less all applicable taxes and withholdings.

b.

Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, commencing on the Separation Date (or on such earlier date on which Executive becomes eligible for and timely elects COBRA continuation coverage), and continuing until the earlier of (x) the date that is twelve (12) months following the Separation Date (or, if the Separation Date occurs during the Protected Period, the date that is eighteen (18) months following the Separation Date), and (y) the end of the calendar month in which Executive becomes eligible to receive group health insurance coverage under another employer’s benefit plan  (the “COBRA Contribution Period”), pay on Executive’s behalf the amount of the premium for such coverage at the same rate that is in effect on the Separation Date.  The balance of such premiums during the COBRA Contribution Period (if any), and all premium costs after the COBRA Contribution Period, shall be paid by Executive on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for and elects to remain enrolled in COBRA continuation coverage.

c.

2019 Bonus – On or before March 15, 2020, the Company shall provide Executive with a bonus payment for calendar year 2019 equal to 35% of Executive’s current base salary (the “2019 Target Bonus”), less all applicable taxes and withholdings; provided, however, and for the avoidance of doubt, that if the Separation Date occurs prior to December 31, 2019, the 2019 Target Bonus shall be pro-rated to reflect the partial year of service by multiplying such 2019 Target Bonus by a fraction, the numerator of which is the number of days Executive was employed during 2019 and the denominator of which is 365 (the “Pro-rated 2019 Target Bonus”).  Notwithstanding the foregoing, should the Separation Date occur during the Protected Period, Executive shall receive, for calendar year 2019, in lieu of the 2019 Target Bonus (or in lieu of the Pro-rated 2019 Target Bonus, if the Separation Date occurs prior to December 31, 2019), an amount equal to one and one-half times the 2019 Target Bonus (or one and one-half times the Pro-rated 2019 Target Bonus, if the Separation Date occurs prior to December 31, 2019).

d.

Option Acceleration/Extension of Exercise Period.  Effective as of the Additional Release Effective Date, any outstanding stock option awards previously granted to Executive by the Company,  and which shall continue to vest during the Transition Period, shall immediately vest and become fully exercisable, and shall otherwise remain subject to the applicable award agreements and plan documents. Executive shall have three (3) years following the Separation Date to exercise any such vested stock options (provided that no option shall be exercisable later than the original expiration date of such option). Notwithstanding the foregoing or the provisions of any stock option agreement between the Company and Executive, Executive acknowledges that any outstanding stock options that were granted in connection with the Executive’s employment with the Company and that were intended to be incentive stock options at the time of grant will be treated as nonstatutory stock options as of the Agreement Effective Date.

Other than the Separation Benefits and Accrued Obligations, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date or the expiration or termination of the Consultation Period, other than any payments or benefits he may be entitled to receive under the Consulting Agreement due through such date of expiration or termination (the “Remaining Fees”). For the avoidance of doubt, the Separation Benefits described herein are in lieu of, and not in addition to, the Severance Compensation set forth in Section 4(b) of the Employment Agreement.  Executive acknowledges that he will not be eligible to receive the Separation Benefits (or any payments or benefits from the Company other than the Accrued Obligations) if he fails to timely enter into this Agreement, the Consulting Agreement, and the Additional Release.

It is intended that each installment of the separation payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which he signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with,  provision of consulting or other services to, separation or termination from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C  (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise (except as and to the extent explicitly set forth in Section 2(d)); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Executive of any rights under the stock options described in Section 2(d) above and any other accrued benefits to which Executive has acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement, or any health care continuation to the extent required by applicable law; or (iii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in any agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or by-laws.  This release of claims shall not extend to any claims Executive may have against any persons that are Released Parties to the extent such claims are (x) related solely to Executive’s ownership of the Company’s stock and (y) unrelated to Executive’s employment or consulting relationship with the Company.

4.

Non-Solicitation and Non-Competition Obligations – Executive acknowledges and reaffirms his non-competition and non-solicitation obligations as set forth in Section 5(b) of the Employment Agreement (the “Restrictive Covenant Obligations”), which Restrictive Covenant Obligations survive his termination of employment and remain in full force and effect. Notwithstanding the foregoing, the Company agrees that it will not seek to enforce such obligations to the extent they would prevent Executive from, following the Separation Date, providing consulting or independent contractor services that (i) are outside the field of ophthalmology, (ii) do not involve or relate to hydrogel technologies, and (iii) do not otherwise violate Executive’s continuing obligations to the Company as set forth in this Agreement, or conflict with his service under the Consulting Agreement.

5.

Non-Disclosure and Assignment Obligations – Executive acknowledges and reaffirms his obligation, except as otherwise permitted by Section 9  below, to keep confidential and not to use or disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, or may acquire during his service under the Consulting Agreement, including, but not limited to, any non-public information concerning the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters.  Executive also acknowledges his continuing obligations with respect to: (i) Confidential Information (as defined in the Employment Agreement) and the non-disclosure and assignment thereof,  as set forth in Section 5(a) of the Employment Agreement, and (ii) Inventions (as defined by the Employment Agreement) and the assignment thereof and cooperation with respect thereto, as set forth in Section 6 of the Employment Agreement, which, as amended by the last sentence of this Section 5, survive his separation from employment with the Company and remain in full force and effect.  Further, in consideration of this Agreement and the Consulting Agreement, Executive acknowledges and agrees that Section 5(a) of the Employment Agreement is amended hereby to apply to his services for the Company during the Consultation Period, and all references in Section 5(a) and 6 of the Employment Agreement to “Executive”  are amended hereby to refer as well to “Consultant” and all references to “employment”, “employed” and “Term” therein are amended hereby to refer as well to “consulting services” (as set forth in the Consulting Agreement), the provision of such services during the Consultation Period, and the Consultation Period, as applicable.

6.

Non-Disparagement – Executive understands and agrees that, except as otherwise permitted by Section 9 below, he will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters.  For the avoidance of doubt, the foregoing shall not prevent Executive from stating or repeating factual information with respect to the Company or its assets which is otherwise publicly available.  The Company agrees that its Board members and its named executive officers (as determined pursuant to Item 402(a)(3) of Regulation S-K) will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding Executive; provided, however, that nothing in this Section 6 shall restrict or otherwise limit such Board members or named executive officers from disclosing events or circumstances in such manner as they or the Company deem necessary to comply with or satisfy their or the Company’s disclosure, reporting or other obligations under applicable law.

7.

Return of Company Property – Executive confirms that, except as he may be specifically instructed otherwise by the Company’s Chief Executive Officer, no later than the Separation Date (or at such earlier time as requested by the Company), he will return to the Company all property of the Company, tangible or intangible, including but not limited to keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment.  Executive further confirms that,  except as he may be specifically instructed otherwise by the Company’s Chief Executive Officer, no later than the Separation Date (or at such earlier time as requested by the Company), he will cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

8.

Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 9  below, the contents of the negotiations and discussions resulting in this Agreement and the Consulting Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.

9.

Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.

Cooperation – Executive agrees that, to the extent permitted by law, he shall  cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by the Company.  The Company will reimburse Executive for all reasonable and documented out of pocket costs that he incurs to comply with this paragraph.  Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.

Amendment and Waiver – This Agreement and the Additional Release, upon their respective effective dates, shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.

Validity – Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.

13.

Nature of Agreement  – Both Parties understand and agree that this Agreement is a transition and separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

14.

Time for Consideration and Revocation  – Executive acknowledges that he was initially presented with this Agreement on June 27, 2019 (the “Receipt Date”).  Executive understands that this Agreement shall be of no force or effect unless he signs and returns this Agreement on or before August 2, 2019 (the day of such execution, the “Agreement Effective Date”).  Executive further understands that he will not be eligible to receive the Separation Benefits unless he timely signs and returns the Consulting Agreement, and unless he timely signs, returns, and does not revoke the Additional Release.

15.

Acknowledgments – Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement, and at least twenty-one (21) days from the Receipt Date to consider the Additional Release  (such 21-day period, the “Consideration Period”), and that the

Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release.  Executive further acknowledges and agrees that any changes made to this Agreement or any exhibits or attachments hereto following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period.  Executive understands that he may revoke the Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and that the Additional Release shall not be effective or enforceable until the expiration of the seven (7) day revocation period.    Executive understands and agrees that by entering into the  Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he will have received consideration beyond that to which he was previously entitled.

16.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and that he has been represented by counsel of his own choosing.  Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.

Governing Law – This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the Commonwealth of Massachusetts, or if appropriate, the United States District Court for the District of Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement and the Additional Release or the subject matter thereof.  Each of the Company and Executive waives any objection to laying venue in any such action or proceeding in such courts, waives any objection that such courts are an inconvenient forum or do not have jurisdiction over either party, and agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with the terms of this Agreement.

18.

Entire Agreement – This Agreement, including all exhibits and attachments hereto, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s transition and separation from the Company, separation benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, for the avoidance of doubt, that nothing in this Section 18 shall modify, cancel or supersede Executive’s obligations set forth in the Surviving Sections of the Employment Agreement or Sections 4 and 5 above.

19.

Tax Acknowledgement – In connection with the Separation Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Separation Benefits under applicable law.  Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement.  Executive further acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.

20.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

OCULAR THERAPEUTIX, INC.

By: /s/Antony Mattessich	Date: August 2, 2019
Name: Antony Mattessich
Title: President & CEO

I hereby agree to the terms and conditions set forth above.  I have been given a reasonable amount of time to consider this Agreement and I have chosen to execute this on the date below.  I further understand that the Separation Benefits are contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Release, and will have seven (7) days in which to revoke my acceptance after I sign such Release.

Kevin Hanley

/s/ Kevin Hanley	Date: August 2, 2019

ATTACHMENT A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of by and between Ocular Therapeutix, Inc. (the “Company”), and Kevin Hanley (the “Consultant”), and will be effective as of the day immediately following the Separation Date (hereinafter, the “Consulting Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation and Release of Claims Agreement entered into by the Company and the Consultant (the “Separation Agreement”) to which this Agreement is attached as Attachment A.

WHEREAS, the Consultant has certain knowledge and expertise regarding the Company as a result of having served as its Senior Vice President, Technical Operations of the Company; and

WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and experience, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

Section 1.  Services.

(a)         Services; Performance.  The Consultant shall render to the Company the consulting services described in Exhibit A attached to this Agreement and any additional consulting services as mutually agreed to by the Consultant and the Company from time to time in writing (collectively, the “Services”). The Consultant shall perform, during such hours as may be reasonably required for satisfactory performance of the Services, such Services in a professional manner and consistent with the highest industry standards.  As of the Consulting Effective Date, the Consultant and the Company intend that the Consultant shall perform the Services for the Company no more than eight (8) hours per week.  The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

(b)         Non-Exclusive.  The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party, so long as the provision of such services by the Consultant does not conflict with (x) the Consultant’s provision of Services to the Company as described in Section 1(a), or (y) the Consultant’s continuing obligations to the Company as detailed in the Separation Agreement, including the Consultant’s ongoing Restrictive Covenant Obligations, and his continuing obligations under Sections 5 and 6 of the Employment Agreement, as such obligations were  amended by the Separation Agreement.

Section 2.  Compensation and Reimbursement.

(a)         Consulting Fees.  During the Consultation Period, the Company shall pay the Consultant consulting fees in the amount of $350 per hour of Services performed hereunder, to be paid to the Consultant in accordance with Section 2(c) below (the “Consulting Fees”).

(b)         Expense Reimbursement.  The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(c)         Itemized Statements.  At the end of any month in which the Consultant performs Services and incurs expenses in accordance with Section 2(b), the Consultant shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate, and the expenses incurred, including appropriate and reasonable documentation.  The Company shall pay the Consultant the amount set forth on such itemized statement within thirty (30) days after receipt.

(d)         No Employee Benefits.  The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.

Section 3.  Term and Termination.

(a)         Consultation Period.  Subject to the terms and conditions hereinafter set forth, the term of this Agreement shall, provided the Consultant has timely entered into the Separation Agreement and Additional Release, commence on the date immediately following the Separation Date and shall continue until the date that is six (6) months after the Separation Date unless earlier terminated in accordance with the provisions below (such period, the “Consultation Period”). Notwithstanding the foregoing, however, the Consultation Period may be extended for an additional period(s) upon the mutual written agreement of both parties.  The Consultation Period shall automatically terminate upon the death, physical incapacitation or mental incompetence of the Consultant, or, if the Consultant revokes the Additional Release, upon the date of such revocation.  This Agreement may further be terminated prior to the date that is six (6) months after the Separation Date in the following manner: (i) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement or the Separation Agreement; (ii) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement, (iii) by either party for any reason upon thirty (30) days’ written notice to the other party, or (iv) at any time upon the mutual written consent of the parties hereto.

(b)         Effects of Termination.  In the event of any termination under this Section 3, the Consultant shall be entitled only to the Consulting Fees (if any) due and payable to the Consultant at the time of such termination and expenses (including reimbursements) incurred in accordance with Section 2(a) and (b) prior to the effective date of such termination, and no further payments of any kind will be due under this Agreement.

Section 4.  Independent Contractor.  The Consultant shall not, as of the Consulting Effective Date, or at any time during the Consultation Period, be deemed to be an employee of the Company. The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.  The Consultant shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consultant under this Agreement and the Consultant agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.

Section 5.  Notice.  Any notice required or desired to be given shall be governed solely by this paragraph.  Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant:	If to the Company:
To the Consultant at the last address on file with the Company	Ocular Therapeutix, Inc. 15 Crosby Drive Bedford, MA 01730 Attn: Chief Executive Officer

From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.

Section 6.  Miscellaneous.  This Agreement, together with the Separation Agreement and all exhibits and attachments hereto and thereto, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.  For the avoidance of doubt, nothing herein supersedes the Separation Agreement (including without limitation the ongoing force and effect of the Restrictive Covenant Obligations and the Consultant’s other continuing obligations pursuant to Sections 5 and 6 of the Employment Agreement, as such obligations were amended by the Separation Agreement).  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.  The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof.  This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company.  In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services may not be assigned or delegated by the Consultant to any other person or entity.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

KEVIN HANLEY	OCULAR THERAPEUTIX, INC.

By:
Name:
Title:

Exhibit A

Description of Services

The Consultant shall provide technical consulting and advisory services, including with respect to manufacturing processes.

ATTACHMENT B

ADDITIONAL RELEASE OF CLAIMS

This Additional Release of Claims (this  “Additional Release”) is made as of the date set forth opposite Kevin Hanley’s (“Mr. Hanley”) signature below, by Kevin Hanley.  Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation and Release of Claims Agreement (the “Separation Agreement”) to which this Additional Release is attached as Attachment B.

WHEREAS,  Mr. Hanley’s Separation Date has occurred on or prior to the execution of this Additional Release; and

WHEREAS,  Mr. Hanley is entering into this Additional Release in accordance with the terms and conditions set forth in Section 2 of the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Release – In consideration of the Separation Benefits set forth in the Separation Agreement, which Mr. Hanley acknowledges he would not otherwise be entitled to receive, Mr. Hanley hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. Hanley ever had or now has against any or all of the Released Parties up to the date on which he signs this Additional Release, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Mr. Hanley’s provision of employment, consulting or other services to, separation or termination from, and/or ownership of securities of,  the Company including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102,  Mass. Gen. Laws ch. 214, § 1C  (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Mr. Hanley’s provision of services to and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Mr. Hanley from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. Hanley acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Mr. Hanley further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Mr. Hanley of any rights under the stock options described in Section 2(d) of the Separation Agreement and any other accrued benefits to which he has acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement, or any health care continuation to the extent required by applicable law; or (iii) deprive Mr. Hanley of any rights he may have to be indemnified by the Company as provided in any agreement between the Company and Mr. Hanley or pursuant to the Company’s Certificate of Incorporation or by-laws.  This release of claims shall not extend to any claims Mr. Hanley may have against any persons that are Released Parties to the extent such claims are (x) related solely to Mr. Hanley’s ownership of the Company’s stock and (y) unrelated to Mr. Hanley’s employment or consulting relationship with the Company.  Further, nothing herein shall prevent Mr. Hanley from bringing claims to enforce the Separation Agreement and/or the Consulting Agreement.

2.          Return of Company Property – Mr. Hanley confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has returned to the Company all property of the Company, tangible or intangible, including but not limited to keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he has left intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Mr. Hanley further confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has canceled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

3.          Business Expenses; Final Compensation – Mr. Hanley acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  Mr. Hanley further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that, other than pursuant to the Consulting Agreement, he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of the Separation Agreement.

4.          Time for Consideration; Acknowledgments – Mr. Hanley acknowledges that, in order to receive the Separation Benefits, he must sign and return this Additional Release on, but not before the Separation Date (provided, however, that if the Separation Date is fewer than twenty-one (21) days following the Receipt Date, he must sign and return this Additional Release no earlier than the Separation Date and no later than the twenty-second (22nd) day after the Receipt Date).  Mr. Hanley acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Additional Release.  Mr. Hanley understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period (the day immediately following expiration of such revocation period, the “Additional Release Effective Date”).  In the event Mr.  Hanley executes this Additional Release within fewer than twenty-one (21) days after the Receipt Date, he acknowledges that such decision is entirely voluntary and that he has had the opportunity to consider such release until the end of the twenty-one (21) day period.  Mr. Hanley understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.          Voluntary Assent – Mr. Hanley affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release.  Mr. Hanley states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  Mr. Hanley further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Separation Agreement.

I hereby provide this Additional Release as of the current date and acknowledge that the execution of this Additional Release is in further consideration of the Separation Benefits, to which I acknowledge I would not be entitled if I did not sign this Additional Release.  I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Kevin Hanley

Date: